Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com
L-1 Identity Solutions Files Form 10-Q with First Quarter 2011 Financial Results
STAMFORD, CT. — May 10, 2011 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading supplier of identity solutions and services, filed its Form 10-Q with the Securities and Exchange Commission (SEC) containing financial results for the first quarter ended March 31, 2011.
As previously disclosed, L-1 believes that the parties have made meaningful progress with the Committee on Foreign Investment in the United States (CFIUS) in connection with the pending acquisition of L-1 by Safran SA. CFIUS informed L-1 on May 4, 2011 that it had accepted the refiled joint notification which provides additional time to negotiate the terms of a definitive mitigation agreement. This acceptance commenced a new 30-day review period scheduled to expire on June 2, 2011.
L-1 expects the parties to work diligently in an effort to finalize the agreement as quickly as practicable; however there can be no assurance that a definitive mitigation agreement will be executed. L-1 expects the closing of the acquisition to occur within 30-40 days from the May 4, 2011 acceptance by CFIUS of the refiling of the joint notification. The closing is subject to the timing and successful completion of the CFIUS process and assuming satisfaction or waiver of all other applicable conditions.
About L-1 Identity Solutions
L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions and Enrollment services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.
Forward Looking Statements
This communication contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of customer funding for L-1 products and solutions, general economic and political conditions, the timing of consummating the previously announced proposed merger with Safran SA, the risk that a condition to closing such transaction may not be satisfied or waived, the risk that a regulatory approval that may be required for such transaction is not obtained or is obtained subject to conditions that are not anticipated and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three months ended March 31, 2011 filed today.
L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.
ID:F
###